UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X] Preliminary Proxy Statement [ ] Definitive Proxy Statement [ ] Definitive Additional Materials [ ] Soliciting Material Pursuant to § 240.14a-12	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.
(Names of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.
280 Park Avenue, New York, New York 10017
(212) 832-3232

_________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
to be held on November 17, 2006

_________________

To the Stockholders of
COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC:

           NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Meeting”) of Cohen & Steers Institutional Global Realty Shares, Inc. (the “Fund”) will be held at the offices of the Fund, 280 Park Avenue, 10th Floor, New York, New York 10017, on November 17, 2006 at 10 a.m. New York City time, for the following purposes, which are more fully described in the accompanying Proxy Statement dated October 30, 2006:

           1. to approve a new Subadvisory Agreement between Cohen & Steers Capital Management, Inc. and Houlihan Rovers, S.A. for the Fund;

           2. to approve a Subadvisory Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited for the Fund; and

           3. to transact such other business as may properly come before the Meeting or any adjournment thereof.

           The Board of Directors of the Fund has fixed the close of business on October 20, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof. The enclosed proxies are being solicited on behalf of the Directors.

By order of the Board of Directors, LAWRENCE B. STOLLER Secretary

New York, New York
October 30, 2006

QUESTIONS ABOUT THE STOCKHOLDER MEETING AND THE PROXY STATEMENT

           While we encourage you to read the full text of the enclosed Proxy Statement, here’s a brief overview of the matters affecting the Fund which require a stockholder vote.

Q.       Why is the Fund a having stockholder meeting?

A.       You are being asked to vote on two items. First, you are being asked to approve a new subadvisory agreement between Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) and Houlihan Rovers, S.A. (“Houlihan Rovers”). Second, you are being asked to approve a new subadvisory agreement for the Fund between Cohen & Steers and its affiliate, Cohen & Steers UK Limited (“CNS UK”).

Q.       Is the Fund replacing Houlihan Rovers as subadvisor?

A.       No. Houlihan Rovers would continue to be the subadvisor to the Fund.

Q.       If Houlihan Rovers will continue as subadvisor, then why am I being asked to approve a new subadvisory agreement with Houlihan Rovers?

A.       Houlihan Rovers is currently owned 50% by the parent company of Cohen & Steers (“CNS”), with the other 50% owned by the principals of Houlihan Rovers, Joseph Houlihan and W. Gerios Rovers. CNS has entered into an agreement with Messrs. Houlihan and Rovers to purchase this other 50%. This transaction results in an “assignment” under the Investment Company Act of 1940, as amended (the “1940 Act”), and a termination of the current subadvisory agreement. The 1940 Act requires that stockholders approve any new subadvisory agreement and, as a result, you are being asked to approve the new subadvisory agreement with respect to the Fund.

Q.       Who is CNS UK and why is the Fund hiring CNS UK as a subadvisor?

A.       CNS UK is a London-based affiliate of Cohen & Steers. CNS UK is being formed to provide local research and investment expertise with respect to the European real estate securities market. It is anticipated that CNS UK will provide such research and investment services to Cohen & Steers and Houlihan Rovers in connection with managing the Fund’s investments in Europe, which may include responsibility for managing the investment and reinvestment of a portion of the Fund’s assets under the supervision of Cohen & Steers.

Q.       Will Fund stockholders pay additional fees if the agreements with Houlihan Rovers and CNS UK are approved?

A.       No. Neither the Fund nor its stockholders will incur additional expenses in connection with the approval of the subadvisory agreements with Houlihan Rovers and CNS UK. Cohen & Steers, not the Fund, will be responsible for paying subadvisory fees to Houlihan Rovers and CNS UK.

Q.       How do the members of the Fund’s Board of Directors recommend that I vote?

A.       The Fund’s Board, including the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund, unanimously approved, and recommends that you approve, the new subadvisory agreement.

Q:       Whom do I call for more information?

A.       If you need more information, please call __________, at 1-800-___-_____.

Q.       How do I vote my shares?

A.       To vote, you may use any of the following methods:

•	By Mail. Please indicate your voting instructions on the enclosed proxy card, sign and date it, and return it in the envelope provided, which needs no postage if mailed in the United States. To save any additional expense of further solicitation, please mail your proxy promptly.

•	In Person. Any stockholder who attends the Meeting in person may vote by ballot at the Meeting.

Q.       Will the Fund pay for the Meeting and the proxy solicitation?

A.       No. Pursuant to the Fund’s management agreement with Cohen & Steers, Cohen & Steers pays most of the Fund’s operating expenses and will bear the costs of the Meeting and the proxy solicitation, including printing and mailing these proxy materials, as well as any necessary supplementary solicitation.

THANK YOU FOR VOTING PROMPTLY

PROXY STATEMENT

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.
280 Park Avenue
New York, New York 10017
(212) 832-3232

_________________

SPECIAL MEETING OF STOCKHOLDERS
to be held on November 17, 2006

INTRODUCTION

           This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Cohen & Steers Institutional Global Realty Shares, Inc. (the “Fund”), a Maryland corporation, to be voted at the Special Meeting of Stockholders of the Fund, to be held at the offices of the Fund, 280 Park Avenue, 10th Floor, New York, New York 10017, on November 17, 2006 at 10:00 a.m. New York City time, and at any adjournments thereof (the “Meeting”). The Notice of Meeting, Proxy Statement and proxy are being mailed to stockholders of the Fund on or about October 30, 2006.

           The Meeting is being called for the following purposes:

           1. to approve a new Subadvisory Agreement between Cohen & Steers Capital Management, Inc. (“Cohen & Steers”) and Houlihan Rovers, S.A. (“Houlihan Rovers”) for the Fund;

           2. to approve a Subadvisory Agreement between Cohen & Steers and Cohen & Steers UK Limited (“CNS UK”) for the Fund; and

           3. to transact such other business as may properly come before the Meeting or any adjournment thereof.

           The proposals in this Proxy Statement arise from (1) a recent agreement entered into by Cohen & Steers, Inc. (“CNS”), the parent company of Cohen & Steers, with Houlihan Rovers, CNS’ Brussels based affiliate, to purchase the remaining 50% ownership stake in Houlihan Rovers (the “Acquisition”) and (2) appointment of CNS UK (based in London), a wholly owned subsidiary of Cohen & Steers, as a Fund subadvisor. Cohen & Steers believes that the Acquisition, and Cohen & Steers’ establishment of investment an advisory affiliate in London and the proposal that it become a Fund subadvisor, are consistent with Cohen & Steers’ goal of providing high quality investment services to Fund stockholders.

PROPOSAL ONE:
APPROVAL OF NEW SUBADVISORY AGREEMENT WITH
HOULIHAN ROVERS, S.A.

           Stockholders of the Fund are being asked to approve a new subadvisory agreement (the “Houlihan Subadvisory Agreement”) between Cohen & Steers and Houlihan Rovers, the Fund’s current subadvisor. The Houlihan Subadvisory Agreement is identical in all respects to the current subadvisory agreement for the Fund between Cohen & Steers and Houlihan Rovers (the “Current Houlihan Agreement”), except that subadvisory fees paid to Houlihan Rovers under the Houlihan Subadvisory Agreement will be less than the fees paid under the Current Houlihan Agreement, as described below, and the agreements have different effective dates. The Acquisition, as described in the Introduction above, is deemed to cause an “assignment” under the 1940 Act, of the Current Houlihan Agreement, which will result in termination of the Current Houlihan Agreement. Cohen & Steers, Houlihan Rovers and the Fund intend to comply with Section 15(f) of the 1940 Act, which provides in substance that when a sale of securities or a controlling interest in an investment advisor to a fund occurs, the advisor or any of its affiliates may receive any amount or benefit in connection with the sale as long as two conditions are satisfied. First, during the three-year period following the sale at least 75% of the Fund’s Board must not be “interested persons” of the Fund’s investment advisor or predecessor advisor. The Fund’s Board currently complies with this requirement. Second, there must not be an “unfair burden” imposed on the Fund as a result of the sale or any express or implied terms, conditions or understandings applicable thereto. The term “unfair burden,” as defined in Section 15(f), means any arrangement, during the two-year period after the sale, whereby the investment advisor or predecessor or successor advisors or any interested person of any such advisor receives or is entitled to receive any compensation directly or indirectly from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of the Fund, other than bona fide ordinary compensation as a principal underwriter for the Fund or from the Fund or its stockholders for other than bona fide investment advisory or other services.

           The Board (including the Directors who are not “interested persons” (as defined in the 1940 Act) of the Fund (“Independent Directors”)) unanimously approved, and recommended that stockholders approve, the Houlihan Subadvisory Agreement at meetings held on June 6, 2006 and September 19, 2006. The Houlihan Subadvisory Agreement, if approved by the Fund’s stockholders, will replace the Current Houlihan Agreement. The Board also approved an interim subadvisory agreement (the “Interim Houlihan Subadvisory Agreement”) to take effect in the event the Acquisition is consummated prior to stockholder approval of the Houlihan Subadvisory Agreement.

Houlihan Rovers and the Houlihan Agreements

           Houlihan Rovers. The principal business of Houlihan Rovers and its executive officers, W. Joseph Houlihan and Gerios J. Rovers, is 166 Chaussee de la Hulpe, 1170 Brussels, Belgium. Houlihan Rovers is a corporation organized under the laws of Belgium. Houlihan Rovers, a registered investment adviser, was formed in February 2000 and as of September 30, 2006 had $[2.9] billion of assets under management. W. Joseph Houlihan and Gerios J. Rovers are considered “controlling persons” of Houlihan Rovers on the basis of their ownership interests in Houlihan Rovers.

           The Current Houlihan Agreement. Under the Current Houlihan Agreement, dated June 16, 2006, Houlihan Rovers provides investment advisory services with respect to European real estate securities and manages the investment and reinvestment of that portion of the Fund’s assets, as directed by, and under the supervision of, Cohen & Steers and in accordance with the investment objectives, policies and restrictions of the Fund, and all applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The services of Houlihan Rovers to the Fund are not exclusive, and Houlihan Rovers is free to render investment advisory services to others.

           Cohen & Steers pays Houlihan Rovers 0.21% of the Fund’s average daily net assets. Houlihan Rovers bears all expenses in connection with the performance of its services under the Current Subadvisory Agreement. All other expenses incurred in the operation of the Fund are borne by Cohen & Steers or the Fund (pursuant to the Fund’s management agreement), except to the extent specifically assumed by Houlihan Rovers. In addition to the Fund, Houlihan Rovers serves as subadvisor to Cohen & Steers Worldwide Realty Income Fund, Inc. (“Worldwide Realty”) and Cohen & Steers International Realty, Inc. (“Institutional Realty”), closed-end and open-end funds, respectively, which have investment objectives similar to the Fund. For Worldwide Realty, Cohen & Steers currently pays Houlihan Rovers a monthly fee at the annual rate of 0.10% of the average daily managed assets of Worldwide Realty through March 31, 2007; 0.15% of average daily managed assets through March 31, 2008; 0.20% of average daily managed assets through March 31, 2009; and 0.25% of average daily managed assets after March 31, 2009. For International Realty, Cohen & Steers pays Houlihan Rovers 0.30% of International Realty’s average daily net assets.1 These fees are not currently subject to any waiver or reimbursement arrangement by Houlihan Rovers. Worldwide Realty and Institutional Realty had approximately $___ billion and $____ billion, respectively, in assets as of September 30, 2006.

____________________
1	New agreements between Cohen & Steers and Houlihan Rovers have been proposed for approval by stockholders of Worldwide Realty and International Realty as a result of the Acquisition, and the fees under these agreements would be lowered to 6.3% and 10%, respectively, of the investment management fees received by Cohen & Steers from each fund in light of proposals to appoint two additional subadvisors, one of which is CNS UK. Cohen & Steers’ management fees are as follows: (1) from Worldwide Realty, an annual rate of 0.95% of average daily managed asset value (of which Cohen & Steers has contractually agreed to waive its fee in the amount of 0.45% of average daily managed asset value for the first two years of the fund’s operations (which began March 31, 2005), 0.30% of average daily managed asset value in year three and 0.15% of average daily managed asset value in year four) and (2) an annual rate of 0.95% of the average daily net asset value of International Realty for the first $1.5 billion and 0.85% of the average daily net asset value in excess of $1.5 billion.

           The Current Houlihan Agreement provides that Houlihan Rovers is not liable for any mistake of judgment or in any event whatsoever, except for lack of good faith, in connection with matters relating to the Current Houlihan Agreement. Houlihan Rovers, however, is liable for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from reckless disregard of, its obligations and duties under the Current Houlihan Agreement.

           The Current Houlihan Agreement has an initial term of two years and then is subject to annual approval by (1) the Board or (2) a Majority Vote (as defined below) of the Fund’s stockholders, provided that in either event the continuance also is approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval. A “Majority Vote” is the approval by a majority of the Fund’s outstanding voting securities, as defined in the 1940 Act as the affirmative vote of the holders of (a) 67% or more of the shares of the Fund present, in person or by proxy, at the Meeting, if the holders of more than 50% of the outstanding shares are so present, or (b) more than 50% of the outstanding shares of the Fund, whichever is less. The Current Houlihan Agreement is terminable without penalty, on 60 days’ notice, by Cohen & Steers, the Board or by a Majority Vote, or, upon not less than 60 days’ notice, by Houlihan Rovers, and will terminate automatically in the event of its “assignment” (as defined in the 1940 Act). The Current Houlihan Agreement was initially approved by the Board at a meeting held on June 6, 2006 and was approved by the Fund’s initial stockholder on [June] __, 2006.

           The Houlihan Subadvisory Agreement. The Houlihan Subadvisory Agreement is identical in all respects to the Current Houlihan Agreement as described above, except that the fees payable thereunder are lowered to 6.3% of the management fee received by Cohen & Steers from the Fund (net of operating expenses of the Fund borne by Cohen & Steers pursuant to its management agreement with the Fund2) and the agreements have different effective dates. The fee is lower in light of the proposal to appoint CNS UK as a subadvisor for the Fund (as described in Proposal 2), and is based on the anticipated division of responsibilities among Cohen & Steers, Houlihan Rovers and CNS UK and the Fund’s other subadvisor, Cohen & Steers Asia Limited. None of the Houlihan Rovers personnel providing portfolio management services to the Fund are expected to change as a result of the Acquisition and if the Houlihan Subadvisory Agreement is approved.

____________________
2	Pursuant to the agreement, Cohen & Steers receives a monthly management fee from the Fund at an annual rate of 1.00% of the Fund’s average daily net assets, and Cohen & Steers pays all expenses of the Fund except for brokerage fees, taxes, interest, fees and expenses of the Independent Directors (including fees and expenses of their independent counsel and other independent consultants), trade organization membership dues, federal and state registration fees and extraordinary expenses.

           This description of the Houlihan Subadvisory Agreement in this Proxy Statement is only a summary. The form of agreement for the Houlihan Subadvisory Agreement is attached hereto as Appendix A.

           The Interim Houlihan Subadvisory Agreement. The Interim Houlihan Subadvisory Agreement requires all subadvisory fees earned by Houlihan Rovers to be escrowed pending stockholder approval of the Houlihan Subadvisory Agreement. If the Houlihan Subadvisory Agreement is not approved, Houlihan Rovers will be entitled to receive from escrow the lesser of any costs incurred in performing the Interim Houlihan Subadvisory Agreement (plus interest earned on the amount while in escrow), or the total amount in the escrow account (plus interest earned). The Interim Houlihan Subadvisory Agreement provides for a termination date 150 days from the consummation of the Acquisition, or upon approval of the Houlihan Subadvisory Agreement, whichever is first. The terms of the Interim Houlihan Subadvisory Agreement, and the fee paid thereunder, are substantively identical in all respects to the Current Houlihan Subadvisory Agreement, except for the fee escrow and termination provisions and the time period covered by the agreements.

Board consideration and approval of the Houlihan Subadvisory Agreement and the Interim Houlihan Subadvisory Agreement

           The Board, including a majority of the Independent Directors, has the responsibility under the 1940 Act to approve the Houlihan Subadvisory Agreement for an initial two year term and its continuation annually thereafter at a meeting called for the purpose of voting on the approval or continuation. At meetings held in person on June 6, 2006 and September 19, 2006, the Board, including the Independent Directors, approved, subject to the required stockholder approval described herein, the Houlihan Subadvisory Agreement for an initial two year term, to take effect upon the consummation of the Acquisition. The Board, including the Independent Directors, also approved the Interim Houlihan Subadvisory Agreement to take effect upon the consummation of the Acquisition, in the event that the Acquisition is consummated prior to stockholder approval of the Houlihan Subadvisory Agreement. References below to considerations and determinations in respect of the Houlihan Subadvisory Agreement also apply to the Interim Houlihan Subadvisory Agreement, as applicable. The approvals at the September 19, 2006 meeting were done primarily by reference to information provided for and discussions during the June 6, 2006 meeting, of which the substance had not changed materially since the June 6, 2006 meeting. The Independent Directors were represented by independent counsel, who assisted them in their deliberations during the meeting and executive session.

           The Acquisition. Representatives of Cohen & Steers confirmed for the Directors that the Houlihan Subadvisory Agreement is identical in all respects to the Current Houlihan Agreement, except for the lower fee paid by Cohen & Steers to Houlihan Rovers, as described above, and the effective dates. The Board discussed with senior management of Cohen & Steers the rationale for the Acquisition. The Directors inquired of senior management of Cohen & Steers the implications of the Acquisition for Houlihan Rovers and the ability of Houlihan Rovers to provide services of the same nature, extent and quality as those provided under the Current Houlihan Agreement. In particular, the Board inquired as to the impact of the Acquisition on Houlihan Rovers’ personnel, management, facilities and financial capabilities and received assurances in this regard from senior management of Cohen & Steers that the same personnel providing services to the Fund under the Current Houlihan Agreement would continue to do so after the Acquisition and that the Acquisition would not adversely affect Houlihan Rovers’ ability to operate its business in the manner currently conducted and to provide services to the Fund.

           Materials reviewed. The Board reviewed materials provided by Houlihan Rovers, Cohen & Steers and Fund counsel, which included [fee and expense information compared to peer funds, summary information prepared by Cohen & Steers and] memoranda outlining the legal duties of the Board.

           The Board considered factors relating to both the selection of Houlihan Rovers as subadvisor following the Acquisition and approval of the subadvisory fee when reviewing the Houlihan Subadvisory Agreement. In particular, the Board considered the following:

           (i) The nature, extent and quality of services to be provided by Houlihan Rovers. The Directors reviewed Houlihan Rovers’ services to the Fund, including selecting portfolio securities and providing a continuous investment program for the Fund with respect to investments in Europe; providing investment research and management; purchasing, retaining and selling securities for the Fund; and placing orders for the execution of the Fund’s portfolio transactions. The Directors also discussed with Cohen & Steers the amount of time Houlihan Rovers dedicates to the Fund and the types of transactions done on behalf of the Fund. The Directors then considered the allocation of responsibilities between Cohen & Steers and Houlihan Rovers, noting that Cohen & Steers oversees the entire operations of the Fund and has primary responsibility for investments in the U.S. and Canada, overall regional and country allocation of the Fund’s portfolio. The Directors considered the services provided by Houlihan Rovers to Worldwide Realty and International Realty.

           The Board determined that the services to be provided to the Fund by Houlihan Rovers are similar to those already being provided to funds and accounts by Houlihan Rovers. The Board took into consideration the favorable education, background and reputation of Houlihan Rovers’ personnel and the long-term experience of Houlihan Rovers’ portfolio managers in investing in international real estate securities. The Directors concluded that the nature, quality and extent of services provided by Houlihan Rovers to the Fund compared favorable to services provided by Houlihan Rovers for other funds and accounts and that these services would be adequate and appropriate.

           (ii) Investment performance of the Fund and Houlihan Rovers. Because the Fund is a newly formed, the Directors did not consider the investment performance of the Fund. The Directors noted that Houlihan Rovers does serve as subadvisor to real estate funds that were performing favorably. The Directors recognized that past performance is not an indicator of future performance, but found that Houlihan Rovers had the necessary expertise in managing real estate securities to manage the Fund.

           The Directors determined that Houlihan Rovers is an appropriate subadvisor for the Fund.

           (iii) Cost of the services to be provided and profits to be realized from the relationship with the Fund. The Directors noted that Houlihan Rovers’ fee under the Houlihan Subadvisory Agreement is paid by Cohen & Steers (not the Fund). In approving Houlihan Rovers’ fee to be paid by Cohen & Steers, the Directors approved a mechanism for determining the fee, and it was subsequently confirmed to their satisfaction that the fee was properly determined. The Directors reviewed Houlihan Rovers’ fees in respect of Worldwide Realty and Institutional Realty concurrently with that for the Fund. The Directors also reviewed management fees of similar funds managed by other investment advisers. The Fund is newly formed, and the Directors did not consider profitability of the Fund to Cohen & Steers or Houlihan Rovers.

           The Directors took into consideration other benefits to be derived by Houlihan Rovers in connection with the Houlihan Subadvisory Agreement, noting particularly the research and related services, within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that Houlihan Rovers receives by allocating the Fund brokerage transactions.

           (iv) The extent to which economies of scale would be realized as the Fund grows and whether fee levels would reflect such economies of scale. The Directors noted that the Fund’s advisory fee schedule does not contain any breakpoints. The Directors considered the Fund’s asset size and determined that there were not at this time significant economies of scale that were not being shared with stockholders.

           (v) Comparison of services to be rendered and fees to be paid to those under other subadvisory contracts, such as contracts of the same and other investment advisors or other clients. As discussed above in (i) and (iii), the Directors compared both the services rendered to and the fees paid by the Fund to those under other investment advisory contracts of other investment advisers to registered investment companies investing in real estate securities. The Directors compared both the services rendered and the fees paid under the Houlihan Subadvisory Agreement to Houlihan Rovers other advisory contracts with institutional and other clients. The Directors acknowledged that differences in fees paid by other clients seemed to be consistent with the differences in services provided and determined that on a comparative basis the fees under the Houlihan Subadvisory Agreement were reasonable in relation to the services provided.

           No single factor was cited as determinative to the decision of the Fund’s Board. Rather, after weighing all of the considerations and conclusions discussed above, the Fund’s Board, including the Independent Directors, unanimously approved the Houlihan Subadvisory Agreement.

           For these reasons, the Fund’s Board, including the Independent Directors, unanimously approved, and recommends that stockholders approve, the Houlihan Subadvisory Agreement. If the stockholders do not approve the Houlihan Subadvisory Agreement, the Board will take such actions as it deems in the best interests of the stockholders of the Fund.

PROPOSAL TWO:
APPROVAL OF SUBADVISORY AGREEMENT WITH
CNS UK

           Stockholders of the Fund are also being asked to approve a subadvisory agreement (the “CNS UK Subadvisory Agreement”) between Cohen & Steers and CNS UK, a wholly owned subsidiary of Cohen & Steers, pursuant to which CNS UK would serve as subadvisor to the Fund and provide investment advisory and research services to Cohen & Steers and Houlihan Rovers in connection with managing the Fund’s investments in Europe, which may include responsibility for managing the investment and reinvestment of a portion of the Fund’s assets, as directed by and under the supervision of Cohen & Steers.

           The Board of the Fund (including the Independent Directors) unanimously approved, and recommended that stockholders approve, the CNS UK Subadvisory Agreement at a meeting held on September 19, 2006.

           The principal business address of CNS UK and its executive officers is Berkeley Square House, 2nd Floor, Berkely Square, London, U.K. CNS UK has filed an application for registration in the United States as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”). If a UK Subadvisory Agreement is approved by Fund stockholders, Cohen & Steers and CNS UK will enter into the UK Subadvisory Agreement on the later of (1) the date of stockholder approval or (2) CNS UK’s registration under the Advisers Act and receipt of other necessary regulatory approvals. The executive officers of CNS UK initially will be Leonard R. Geiger, Senior Vice President, and Joseph Harvey, who is also president of CNS. Martin Cohen and Robert H. Steers, Fund Directors, are considered “controlling persons” of CNS UK on the basis of their ownership of more than 25% of the stock of CNS.

The CNS UK Subadvisory Agreement

           Under the terms of the CNS UK Subadvisory Agreement, CNS UK would serve as subadvisor to the Fund and provide investment advisory and research services to Cohen & Steers and Houlihan Rovers in connection with managing the Fund’s investments in Europe, which may include responsibility for managing the investment and reinvestment of a portion of the Fund’s assets in accordance with the investment objectives, policies and restrictions of the Fund, all applicable rules and regulations of the SEC. Under the proposed CNS UK Subadvisory Agreement, Cohen & Steers (and not the Fund) would be responsible for paying the subadvisory fee to CNS UK. The services of CNS UK to the Fund are not exclusive, and CNS UK is free to render investment advisory services to others.

           Pursuant to the CNS UK Subadvisory Agreement, Cohen & Steers would pay CNS UK 6.3% of the management fee received by Cohen & Steers from the Fund (net of operating expenses of the Fund borne by Cohen & Steers pursuant to its management agreement with the Fund3). Since CNS UK’s fees are paid by Cohen & Steers out of its management fees from the Fund, approval of the CNS UK Subadvisory Agreement would not increase the rate of advisory fees paid by the Fund. CNS UK will bear all expenses in connection with the performance of its services under the CNS UK Subadvisory Agreement. All other expenses incurred in the operation of the Fund (other than those borne by Cohen & Steers) will be borne by the Fund, except to the extent specifically assumed by CNS UK.

____________________
3	Pursuant to the agreement, Cohen & Steers pays all expenses of the Fund except for brokerage fees, taxes, interest, fees and expenses of the Independent Directors (including fees and expenses of their independent counsel and other independent consultants), trade organization membership dues, federal and state registration fees and extraordinary expenses.

           The CNS UK Agreement provide that CNS UK would not be liable for any mistake of judgment or in any event whatsoever, except for lack of good faith, in connection with matters relating to the CNS UK Subadvisory Agreement. CNS UK, however, would be liable for a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from reckless disregard of, its obligations and duties under the CNS UK Subadvisory Agreement.

           The CNS UK Subadvisory Agreement has an initial term of two years and then is subject to annual approval by (1) the Board or (2) a Majority Vote of the Fund’s stockholders, provided that in either event the continuance also is approved by a majority of the Independent Directors, by vote cast in person at a meeting called for the purpose of voting on such approval. The CNS UK Subadvisory Agreement is terminable without penalty, on 60 days’ notice, by Cohen & Steers, the Board or by a Majority Vote, or, upon not less than 60 days’ notice, by CNS UK, and will terminate automatically in the event of its “assignment” (as defined in the 1940 Act).

           This description of the CNS UK Subadvisory Agreement in this Proxy Statement is only a summary. The form of agreement for the CNS UK Subadvisory Agreement (identical to the Houlihan Subadvisory Agreement except for the fees payable thereunder) is attached hereto as Appendix A.

Board considerations and approval of the CNS UK Subadvisory Agreement

           The Fund’s Board, including a majority of the Independent Directors, has the responsibility under the 1940 Act to approve the CNS UK Subadvisory Agreement for an initial two year term and their continuation annually thereafter at a meeting called for the purpose of voting on the approval or continuation. At a meeting held in person on September 19, 2006, the Board, including the Independent Directors, considered and unanimously approved, subject to the required stockholder approval discussed herein, the CNS UK Subadvisory Agreement for an initial two year term, to take effect upon approval of stockholders. The Independent Directors were represented by independent counsel, who assisted them in their deliberations during the meeting and executive session.

           Materials reviewed. The Board reviewed the materials provided by CNS UK, Cohen & Steers and Fund counsel, which included a memorandum outlining the legal duties of the Board. The Board also met with investment advisory personnel from Cohen & Steers.

           The Board considered factors relating to both the approval of CNS UK as subadvisor and the approval of the subadvisory fee when reviewing the CNS UK Subadvisory Agreement. In particular, the Board considered the following:

           (i) The nature, extent and quality of services to be provided by CNS UK. The Directors reviewed the services that CNS UK would provide to the Fund, including, but not limited to, providing investment advisory and research services, working with Houlihan Rovers and Cohen & Steers in managing the Fund’s investments in Europe, as well as collaborating with Cohen & Steers on overall portfolio allocation for the Fund and may include, in connection therewith, supervising the Fund’s investments and conducting a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund’s assets. The Directors also discussed with Cohen & Steers the amount of time CNS UK would dedicate to the Fund and the type of transactions that would be done on behalf of the Fund. The Directors then considered the allocation of responsibilities between Cohen & Steers and CNS UK, noting that Cohen & Steers oversees the entire operations of the Fund and has primary responsibility for investments in the U.S. and Canada, overall regional and country allocation of the Fund’ portfolios and, for Worldwide Realty, all investments in preferred securities.

           In addition, the Board considered the education, background and experience of CNS UK’s personnel and that their experience in European securities markets would provide additional expertise to further the Fund’s objectives. The Directors concluded that the nature, quality and extent of services to be provided by CNS UK to the Fund would be adequate and appropriate.

           (ii) Investment performance of CNS UK. Since CNS UK is a newly established advisor, there was no CNS UK performance information for the Directors to review.

           (iii) Cost of the services to be provided and profits to be realized by CNS UK from the relationship with the Fund. There had been a discussion regarding comparative fee and expense ratio information considered in connection with approval of the Houlihan Subadvisory Agreement for the Fund, discussed above, and noted that Cohen & Steers (and not the Fund) would pay CNS UK under the CNS UK Subadvisory Agreement and that Cohen & Steers was currently waiving fees and/or reimbursing expenses of the Fund. The fee to CNS UK was determined in the same manner as that for Houlihan Rovers as described in Proposal 1, at the same time the appointment of CNS UK as subadvisor was approved (subject to stockholder approval), along with CNS UK’s fee, for Worldwide Realty and International Realty. CNS UK’s fee (paid by Cohen & Steers) would be 6.3% and 10% of management fees received by Cohen & Steers from Worldwide Realty and International Realty, respectively.

           The Directors took into consideration other benefits to be derived by CNS UK in connection with the CNS UK Subadvisory Agreement, noting particularly the research and related services, within the meaning of Section 28(e) of the Exchange Act, that CNS UK may receive by allocating the Fund’s brokerage transactions.

           (iv) The extent to which economies of scale would be realized as the Fund grows and whether fee levels would reflect such economies of scale. There had been a discussion regarding economies of scale for the Fund in connection with approval of the Houlihan Subadvisory Agreement.

           (v) Comparison of services to be rendered and fees to be paid to those under other investment advisory contracts, such as contracts of the same and other investment advisors or other clients. As discussed above, the Board reviewed the services to be provided, but as CNS UK currently does not have any advisory contracts with others clients, comparisons to other CNS UK contracts could not be made.

           No single factor was determinative to the decision of the Fund’s Board. Rather, after weighing all of the reasons discussed above, the Fund’s Board, including the Independent Directors, unanimously approved the CNS UK Subadvisory Agreement.

           For these reasons, the Fund’s Board, including the Independent Directors, unanimously approved, and recommends that the stockholders approve, the CNS UK Subadvisory Agreement.

INFORMATION ABOUT VOTING AT THE MEETING AND OTHER INFORMATION

Solicitation of Proxies

           Pursuant to the Fund’s management agreement with Cohen & Steers, Cohen & Steers pays most of the Fund’s operating expenses and will bear the costs of the Meeting and the proxy solicitation, including printing and mailing these proxy materials, as well as any necessary supplementary solicitation. In addition to soliciting proxies by mail, the Fund’s officers and employees of Cohen & Steers, may solicit proxies by telephone and in person.

           Authorizations to execute proxies may be obtained by telephonic instructions in accordance with procedures designed to authenticate the stockholder’s identity. In all cases where a telephonic proxy is solicited, the stockholder will be asked to provide his or her address and social security number (in the case of an individual) or taxpayer identification number (in the case of a non-individual) and to confirm that the stockholder has received this Proxy Statement and proxy card in the mail. Within 72 hours of receiving a stockholder’s telephonic voting instructions, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder’s instructions and to provide a telephone number to call immediately if the stockholder’s instructions are not correctly reflected in the confirmation.

           Broker-dealers, banks and other financial intermediaries may be requested to forward proxy solicitation material to their customers to obtain authorization for the execution of proxies, and they will be reimbursed for out-of-pocket expenses incurred.

Stockholder Voting and Share Ownership

           Quorum and votes required. In accordance with the Fund’s by-laws, the presence in person or by proxy of the holders of record of a majority of the shares of the Fund issued and outstanding and entitled to vote thereat shall constitute a quorum at the Meeting. Approval of each of the Houlihan Subadvisory Agreement and the CNS UK Subadvisory Agreement requires approval by Majority Vote.

           All properly executed proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or as otherwise provided therein. Accordingly, unless instructions to the contrary are marked, proxies will be voted FOR the approval of a proposal. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that they have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted. For this reason, abstentions and broker non-votes will have the effect of a vote AGAINST a proposal. Any stockholder may revoke his or her proxy at any time prior to exercise thereof by giving written notice to the Fund’s Secretary at 280 Park Avenue, New York, New York 10017, or by signing another proxy of a later date or by personally casting his or her vote at the Meeting.

           Management does not know of any matters to be presented at the Meeting other than those mentioned in this Proxy Statement. If, however, any other matters are properly brought before the Meeting, the persons named in the accompanying proxy will vote thereon in accordance with their judgment.

           Record date and shares outstanding. The Board has fixed the close of business on October 20, 2006 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Meeting. The outstanding voting shares of the Fund as of the Record Date consisted of _______ shares of common stock. Each Fund share is entitled to one vote, and each fractional share is entitled to a proportional fractional share vote.

           Share Ownership. To the knowledge of the Fund, as of the Record Date, the Directors and officers of the Fund as a group owned less than 1% of the outstanding securities of the Fund. As of the Record Date, the following principal holders owned 5% or more of a class of shares of the then outstanding shares of capital stock of the Fund as follows:

Name and Address	Percentage of Total Shares Held
Cohen & Steers Capital Management, Inc.	%
%
%

           Cohen & Steers, which owns a significant percentage of the Fund’s outstanding shares, intends to vote its shares FOR both proposals.

           Adjournment. If a quorum shall not be present or represented at the Meeting or if fewer shares are present in person or by proxy than is the minimum required to take action with respect to any proposal presented at the Meeting, the holders of a majority of the shares of the Fund present in person or by proxy shall have the power to adjourn the Meeting from time to time, without notice other than announcement at the Meeting, until the requisite number of shares entitled to vote at the Meeting shall be present. At any adjourned Meeting, if the relevant quorum is subsequently constituted, any business may be transacted which might have been transacted at the Meeting as originally called.

Submission of Proposals for the next Meeting of Stockholders

           The Fund does not hold annual meetings. Stockholders wishing to submit proposals for inclusion in a proxy statement for the Fund’s next stockholder meeting subsequent to this Special Meeting, if any, must submit such proposals to the Fund (addressed to Cohen & Steers Institutional Global Realty Shares, Inc., 280 Park Avenue, New York, New York 10017) within a reasonable period of time before the Fund begins to print and mail the proxy materials for such meeting.

Cohen & Steers

           Cohen & Steers, with principal business address at 280 Park Avenue, New York, New York 10017, is a wholly owned subsidiary of CNS. Martin Cohen and Robert H. Steers, Fund Directors, are considered “controlling persons” of Cohen & Steers on the basis of their ownership of more than 25% of the stock of CNS. On February 15, 2006, 761,284 shares of CNS were sold by each of Messrs. Cohen and Steers and accounts deemed to be beneficially owned by them (“Family Trust Accounts”), at a price of $20.972 per share. Messrs. Cohen and Steers disclaim beneficial ownership of the shares held in the Family Trust Accounts, and this is not an admission that they are the actual beneficial owners of these shares for regulatory reporting or any other purpose. As of the date of this Proxy Statement, none of the other Fund Directors nor any of their immediate family members owned any securities in Cohen & Steers or any person directly or indirectly controlling, controlled by or under common control with Cohen & Steers. The executive officers of Cohen & Steers are: Robert H. Steers, Co-Chairman and Co-Chief Executive Officer; Martin Cohen, Co-Chairman and Co-Chief Executive Officer; Joseph M. Harvey, President; Adam M. Derechin, Chief Operating Officer; Matthew S. Stadler, Executive Vice President and Chief Financial Officer; James S. Corl, Executive Vice President and Chief Investment Officer for real estate securities; John J. McCombe, Executive Vice President; and and Lawrence B. Stoller, Executive Vice President, General Counsel and Secretary.

           Cohen & Steers Securities, LLC, located at 280 Park Avenue, New York, New York 10017, serves as the distributor of the Fund’s shares.

Administrator

           In addition to serving as investment advisor to the Fund, Cohen & Steers also performs certain administrative functions pursuant to an administration agreement with the Fund. State Street Bank and Trust Company serves as sub-administrator.

Stockholder Communications with the Directors

           Stockholders who wish to communicate with Directors should send communications to the attention of the relevant Fund’s Board of Directors, c/o Cohen & Steers Funds, 280 Park Avenue, New York, New York 10017. Stockholder communications must be signed by the stockholder and identify the class and number of shares held by the stockholder. Each properly submitted stockholder communication shall be provided to the Board at its next regularly scheduled meeting or, if such communication requires more immediate attention, it will be forwarded to the Directors promptly after receipt.

By order of the Board of Directors, LAWRENCE B. STOLLER Secretary

October 30, 2006
New York, New York

APPENDIX A

FORM FOR HOULIHAN SUBADVISORY AGREEMENT AND CNS UK
SUBADVISORY AGREEMENT
[(identical except for the fees paid thereunder)]

SUBADVISORY AGREEMENT

COHEN & STEERS CAPITAL MANAGEMENT, INC.
280 Park Avenue
New York, New York 10017

______________, 2006

[subadvisor name and address]

Dear Sirs:

           We, the undersigned, Cohen & Steers Capital Management, Inc. herewith confirm our agreement with you as follows:

1.	We have been retained by Cohen & Steers Institutional Global Realty Shares, Inc. (the “Fund”), an open-end, non-diversified management investment company registered under the Investment Company Act of 1940 (the “Act”), to serve as the Fund’s investment manager. In our capacity as investment manager, we have been authorized to invest the Fund’s assets in accordance with the Fund’s investment objectives, policies and restrictions, all as more fully described in the Registration Statement filed by the Fund under the Securities Act of 1933, as amended, and the Act. We hereby provide you with a copy of the Registration Statement and agree to promptly provide you with any amendment thereto. We hereby also provide you with the Articles of Incorporation and By-Laws of the Fund. We have been authorized in our capacity as investment manager to manage the Fund’s overall portfolio. We also have been authorized to retain you as a subadviser with respect to that portion of the Fund’s assets, as from time to time determined by us, to be invested in securities of non-U.S. issuers.

2.	(a) We hereby employ you to manage the investment and reinvestment of the Fund’s assets as above specified and, without limiting the generality of the foregoing, to provide management and other services specified below.

(b) Subject to the supervision by the Board of Directors and us, you will make decisions with respect to purchases and sales of certain non-U.S. portfolio securities as directed by us. To carry out such decisions, you are hereby authorized, as the Fund’s agent and attorney-in-fact, for the Fund’s account and at the Fund’s risk and in the Fund’s name, to place orders for the investment and reinvestment of Fund assets so designated by us. In all purchases, sales and other transactions in Fund portfolio securities you are authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as we might do with respect to such purchases, sales or other as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sale or other transactions.

(c) You will make your officers and employees available to us from time to time at reasonable times to review the investment policies of the Fund and to consult with us regarding the investment affairs of the Fund. You will report to us and to the Board of Directors of the Fund at each meeting thereof all changes in the Fund’s portfolio since the prior report, and will also keep us and the Board of Directors of the Fund in touch with important developments affecting the Fund’s portfolio and on your own initiative will furnish us and the Board of Directors of the Fund from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in the Fund’s portfolio, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish us and the Fund’s Board of Directors with such statistical and analytical information with respect to the Fund’s portfolio securities as you may believe appropriate or as we or the Fund reasonably may request. In making such purchases and sales of the Fund’s portfolio securities, you will bear in mind the policies set from time to time by the Fund’s Board of Directors as well as the limitations imposed by the Fund’s Articles of Incorporation and in the Fund’s Registration Statement under the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies.

(d) It is understood that you will conform to all applicable rules and regulations of the Securities and Exchange Commission in all material respects and in addition will conduct your activities under this Agreement in accordance with any applicable regulations.

(e) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you. No obligation may be incurred on our behalf in any such respect.

3.	We shall expect of you, and you will give us and the Fund the benefit of, your best judgment and efforts in rendering these services to us and the Fund, and we and the Fund agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or the Fund or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

4.	By signing this Agreement, you hereby represent to us that you are a registered investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect; you are not prohibited by the Act or the Advisers Act from performing investment advisory services to the Fund; and will immediately notify us of the occurrence of any event that would disqualify you from serving as the subadviser for the Fund or as an investment adviser of any investment company pursuant to Section 9(a) of the Act.

5.	In consideration of the foregoing, we will pay you a monthly fee equal on an annual basis to ____% of our fee received from the Fund (net of operating expenses of the Fund borne by us pursuant to our management agreement with the Fund). Such fee shall be payable in arrears on the last day of each calendar month for services performed hereunder during such month. Such fee shall be prorated proportionately to the extent this agreement is not in effect for a full month.

6.	This agreement shall become effective on the date on which the Fund’s pending Registration Statement on Form N-1A relating to our shares becomes effective and shall remain in effect for two years and may be continued for successive twelve-month periods provided that such continuance is specifically approved at least annually by the Board of Directors of the Fund or by majority vote of the holders of the outstanding voting securities of the Fund (as defined in the Act), and, in either case, by a majority of the Fund’s Board of Directors who are not interested persons as defined in the Act, of any party to this agreement (other than as Directors of our corporation), provided further, however, that if the continuation of this agreement is not approved, you may continue to render the services described herein in the manner to the extent permitted by the Act and the rules and regulations thereunder. This agreement may be terminated at any time, without the payment of any penalty, by us, by a vote of a majority of the outstanding voting securities (as so defined) of the Fund or by a vote of a majority of the Board of Directors of the Fund, each on 60 days’ written notice to you, or by you on 60 days’ written notice to us and to the Fund.

7.	This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms “transfer”, “assignment” and “sale” as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

8.	Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your officers, directors or employees, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other trust, corporation, firm, individual or association.

9.	This agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

           If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, COHEN & STEERS CAPITAL MANAGEMENT, INC. By: Adam M. Derechin Chief Operating Officer

Agreed to and accepted
as of the date first set forth above

[SUBADVISOR]

By:
       Name:
       Title:

Agreed to and accepted
as of the date first set forth above

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.

By:
       Lawrence B. Stoller
       Secretary

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES, INC.
280 PARK AVENUE
NEW YORK, NEW YORK 10017

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

Revoking such prior appointments, the undersigned appoints Lester J. Lay and Lisa R. Savitzky (or, if only one shall act, then that one) proxies with the power of substitution to vote all the common stock of Cohen & Steers Institutional Global Realty Shares, Inc. (the “Fund”) registered in the name of the undersigned at the Special Meeting of Stockholders to be held at the offices of Cohen & Steers Capital Management, Inc., 280 Park Avenue, New York, New York 10017 on November 17, 2006 at 10:00 a.m. New York City time, and at any adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
THE ENCLOSED ENVELOPE.

           Please sign exactly as your name(s) appear(s) on the books of the Fund. Joint owners should sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC. P.O. BOX 11301 NEW YORK, N.Y. 10203-0301

HAS YOUR ADDRESS CHANGED? _______________________________ _______________________________ _______________________________	DO YOU HAVE ANY COMMENTS? _______________________________ _______________________________ _______________________________

Cohen & Steers Institutional Global Realty Shares, Inc.
Proxy Card

Shares of Common Stock

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

[X] Votes must be indicated (x) in Black or Blue ink.

COHEN & STEERS INSTITUTIONAL GLOBAL REALTY SHARES

1.       With respect to the proposal to approve a new Subadvisory Agreement between Cohen & Steers Capital Management, Inc. and Houlihan Rovers, S.A.

                      For /_/           Against /_/           Abstain /_/

2.       With respect to the proposal to approve a new Subadvisory Agreement between Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited.

                      For /_/           Against /_/           Abstain /_/

3.       To transact such other business as may properly come before the meeting.

The Shares of common stock represented by this Proxy will be voted in accordance with the specifications made above. If no specifications are made, such shares will be voted FOR the approval of the subadvisory agreement.

Note: Please be sure to sign and date this proxy.

Date                Share Owner sign here

Co-Owner sign here